November 18, 1998

Food For Health Co., Inc.
3655 West Washington Street
Phoenix, Arizona 85009

Re: First Amendment

Gentlemen:

Food For Health Co., Inc., an Arizona corporation ("Borrower") and LaSalle National Bank, a national banking association ("Bank") have entered into that certain Loan and Security Agreement dated February 25, 1998 (the "Security Agreement"). From time to time thereafter, Borrower and Bank may have executed various amendments (each an "Amendment" and collectively the "Amendments") to the Security Agreement (the Security Agreement and the Amendments hereinafter are referred to, collectively, as the "Agreement"). Borrower and Bank now desire to further amend the Agreement as provided herein, subject to the terms and conditions hereinafter set forth.

     NOW, THEREFORE, in consideration of the foregoing recitals, the mutual covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

     1.   The Agreement hereby is amended as follows:

          (a) Paragraph 9 of the Agreement is deleted in its entirety and the following is substituted in its place:

                (9) TERMINATION: This Agreement shall be in effect from the date hereof until May 31, 2004 (the "Term"); provided, however, that Bank shall not make any Loans pursuant to subparagraphs (1)(a) and (1)(b) of Exhibit A of the Agreement after February 25, 2002 and shall review the Loans and the facility provided for in this Agreement annually; and, provided further, that the security interests and liens created under this Agreement and the Other Agreements shall survive until the payment in full of the Liabilities. At such time as Borrower has repaid all of the Liabilities and this Agreement has terminated, Borrower shall deliver to Bank a release, in form and substance satisfactory to Bank, of all obligations and liabilities of Bank and its officers, directors, employees, agents, parents, subsidiaries and affiliates to Borrower. At such time as Borrower has repaid all of the Liabilities and this Agreement has terminated and Borrower has delivered such release to Bank, Bank shall release its liens in the Collateral and deliver to Borrower such lien releases, terminations and reassignment as Borrower shall reasonably request and deliver any Collateral then in its possession to Borrower.

          (b) Subparagraph of 11(o) of the Agreement is deleted in its entirety and the following is substituted in its place:

                (o) TANGIBLE NET WORTH: Borrower shall, at all times from the date hereof through September 30, 1999 and thereafter on the first day of each fiscal quarter, maintain a Tangible Net Worth of not less than the Minimum Tangible Net Worth, as hereinafter defined. From the date hereof through September 30, 1999 "Minimum Tangible Net Worth" shall equal Two Hundred Thousand and No/100 Dollars ($200,000.00). On each of October 1, 1999, January 1, 2000, April 1, 2000, July 1, 2000 and on the first day of each fiscal quarter thereafter, "Minimum Tangible Net Worth" shall be equal to $200,000.00 plus the greater of (i) One Hundred Thousand and No/100 Dollars ($100,000.00), and (ii) fifty percent (50%) of Borrower's net profits during
such preceding fiscal year.   "Tangible Net Worth" shall mean, as of any time
the same is to be determined, an amount equal to shareholder's equity in Borrower reflected on the most recent balance sheet of Borrower prepared in accordance with generally accepted accounting principles consistently applied, less the aggregate book value of all assets which would be classified as intangible assets under generally accepted accounting principles, including, without limitation, goodwill, patents, trademarks, trade names, copyrights, franchises and deferred charges (including, without limitation, unamortized debt discount and expense, organization and cost and deferred research and development expense) and similar assets.

          (c) Paragraph (1) of Exhibit A of the Agreement is deleted in its entirety and the following is substituted in its place:

                (1) LOAN LIMIT: Subject to the terms and conditions of the Agreement and the Other Agreements, Bank shall, absent the occurrence of an Event of Default, advance an amount up to the sum of the following sublimits (the "Loan Limit"):

                     (a) Up to eighty-five percent (85%) of the face amount (less maximum discounts, credits and allowances which may be taken by or granted to Account Debtors in connection therewith) of Borrower's Eligible Accounts; plus

                     (b) Up to seventy percent (70%) of the lower of the cost or market value of Borrower's Eligible Inventory; plus

                     (c) Subject to Paragraph (1).(1) of this Exhibit A, up to One Million Eighty Thousand and No /100 Dollars ($1,080,000.00) as a Special Accommodation; minus

                     (d) Such reserves as Bank elects, in its sole discretion, to establish from time to time; provided, that (i) the aggregate amount of advances made pursuant to subparagraphs (a) and (b) above shall in no event exceed Six Million Five Hundred Eighty Thousand and No/100 Dollars ($6,580,000.00).

          (d) Paragraph (1) of Exhibit A of the Agreement is amended to add the following provision:

                (1).(1) AVAILABILITY REDUCTIONS: The availability described in subparagraph (1)(c) of this Exhibit A shall be automatically curtailed by Eighteen Thousand and No/100 Dollars ($18,000.00) per month, commencing May 31, 1999, and continuing on the corresponding day of each month thereafter (or if there is no corresponding day, on the last Business Day of such month) until the earliest to occur of (i) the date on which said availability shall be reduced in full; and (ii) the date upon which this Agreement terminates pursuant to the provisions of Paragraph 9 of the Agreement, on which date said availability shall be reduced in full.

          (e) Subparagraph (3)(a) of Exhibit A of the Agreement is deleted in its entirety and the following is substituted in its place:

                (a)  (i) All loans made pursuant to subparagraphs (1)(a) and
(1)(b) of this Exhibit A shall bear interest at the rate of one-half of one percent (1/2 of 1%) per annum below Bank's publicly announced prime rate (which is not intended to be Bank's lowest or most favorable rate in effect at any time) (the "Prime Rate") in effect from time to time, and (ii) all loans made pursuant to subparagraph (1)(c) of this Exhibit A shall bear interest at the rate of one-fourth of one percent (1/4th of 1%) per annum below Bank's Prime Rate in effect from time to time, all payable on the last Business Day of each month in arrears. Said rates of interest shall increase or decrease by an amount equal to each increase or decrease in the Prime Rate effective on the effective date of each such change in the Prime Rate.

          (f) Paragraph (6) of Exhibit A of the Agreement is deleted in its entirety and the following is substituted in its place:

               (6) YEAR 2000: Borrower and its Subsidiaries have reviewed the areas within their business and operations which could be adversely affected by, and have developed or are developing a program to address on a timely basis, the "Year 2000 Problem" (that is, the risk that computer applications used by Borrower and its Subsidiaries may be unable to recognize and perform properly date-sensitive functions involving certain dates prior to and any date on or after December 31, 1999), and have made related appropriate inquiry of material suppliers and vendors. Based on such review and program, Borrower believes that the "Year 2000 Problem" will not have a material adverse effect on its business, assets or condition, financial or otherwise. From time to time, at the request of Bank, Borrower[, Parent] and its Subsidiaries shall provide to Bank such updated information or documentation as is requested regarding the status of their efforts to address the "Year 2000 Problem."

          (g) Paragraph (10) of Exhibit A of the Agreement is deleted in its entirety and the following is substituted in its place:

                (10) CONSENT TO STOCK ACQUISITION: Borrower has requested that Bank consent to a purchase of all of the outstanding common stock of U.S. Health Distributors, Inc., a Florida corporation ("U.S. Health"), pursuant to the terms and conditions set forth in the following documents in the form of Exhibit C attached hereto and made a part hereof (the "Acquisition Documents"):(i) Stock Purchase Agreement dated as of November 6, 1998 executed by the Shareholders of U.S. Health and by Borrower; Consents/Resolutions to the Stock Purchase Agreement executed by the Board of Directors and Shareholders of Borrower and of U.S. Health, each dated November 18, 1998; and Closing Statement; provided, however, the purchase price of the stock purchased shall not exceed One Million Two Hundred Sixty Thousand and No/100 Dollars ($1,260,000.00) in the aggregate. In reliance upon the foregoing and the terms of the documents set forth above and notwithstanding anything contained in subparagraph 11(m) of the Agreement to the contrary, Bank hereby grants its consent to the acquisition of all of the common stock of U.S. Health, subject to the receipt by Bank of the following documents, which shall be in form and substance satisfactory to Bank: (a) the executed Acquisition Documents and any related agreements; (b) a Solvency Certificate executed by Borrower; (c) Attorney's Opinion Letters upon which Bank may rely; (d) any other certificates, agreements or documents reasonably requested by Bank; and
(e) an Assignment of  Undertakings.

          (h) Subparagraph (14)(b) of Exhibit A of the Agreement is deleted in its entirety and the following is substituted in its place:

               (b) Guaranties: Borrower has caused to be executed in favor of Bank and delivered to Bank by AMCON a guaranty of the Liabilities of Borrower to Bank. Borrower shall cause to be executed in favor of Bank and delivered to Bank by U.S. Health a guaranty of the Liabilities of Borrower to Bank.

     2. This Amendment shall not become effective until fully executed by all parties hereto.

     3. Except as expressly amended hereby and by any other supplemental documents or instruments executed by either party hereto in order to effectuate the transactions contemplated hereby, the Agreement and Exhibit A thereto hereby are ratified and confirmed by the parties hereto and remain in full force and effect in accordance with the terms thereof.


                                 LASALLE NATIONAL BANK,
                                 a national banking association

                                 By: Michael W. Kiss
                                     --------------------------

                                      Title: Sr. Vice President
                                             ------------------

Accepted and agreed to this
18th day of November, 1998.

FOOD FOR HEALTH CO., INC.

By: Jerry Fleming
    ------------------------

     Title: President
            ----------------



Consented and agreed to by the following guarantor(s) of the obligations of Food For Health Co., Inc. to LaSalle National Bank.

AMCON Distributing Company, a
Delaware corporation

By: William F. Wright
    -------------------------

   Title: Chairman
          -------------------